Exhibit 99.5

Camden Property Trust Announces

Promotions and Changes to Senior Leadership Team

Houston, Texas (March 27, 2026) - Camden Property Trust (NYSE:CPT) (the “Company”) announced today the following promotions and changes to the Company’s senior leadership team:

•	Alexander J. Jessett has been promoted to Chief Executive Officer and joined Camden’s Board of Trust Managers.

•	Laurie A. Baker has been promoted to President and Chief Operating Officer.

•	Benjamin D. Fraker has been promoted to Executive Vice President – Chief Financial Officer and Treasurer.

•	Richard J. Campo, Co-Founder of the Company, will now serve as Executive Chairman of the Board of Trust Managers.

•	D. Keith Oden, Co-Founder of the Company, will continue in his role as Executive Vice Chairman of the Board of Trust Managers.

These changes align with Camden’s long-term succession plan and will ensure strong, effective leadership for the Company in future years.

Alex Jessett joined Camden in 1999 and most recently served as President and Chief Financial Officer, responsible for Finance, Capital Markets, Real Estate Investments, Construction, Accounting, Operations, and all Operations-related teams. Laurie Baker joined Camden in 1999 and most recently served as Executive Vice President and Chief Operating Officer, responsible for all Operational aspects of the Company including Property Operations, Strategic Services, and Sustainability. Ben Fraker joined Camden in 2000 and most recently served as Senior Vice President-Finance and Treasurer, responsible for the Financial Planning and Analysis, Treasury, and Tax functions of Camden, and assisting with all Capital Markets transactions.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause Camden’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the SEC. Forward-looking statements made in today’s press release represent management’s current opinions at the time of this publication, and Camden assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 500 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns and operates 171 properties containing 58,254 apartment homes across the United States. Upon completion of 3 properties currently under development, the Company’s portfolio will increase to 59,416 apartment homes in 174 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by FORTUNE magazine for 18 consecutive years, most recently ranking #18.

For additional information, please contact Camden’s Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.